Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
POWERS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
SONDER HOLDINGS INC.
Sonder Holdings Inc., a Delaware corporation (the “Company”), hereby certifies, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), that the following resolutions were duly adopted by its Board of Directors (the “Board”), acting through a duly authorized committee thereof, on the date hereof:
WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 250,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Certificate of Incorporation authorizes the Board, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and
WHEREAS, the Company has entered into an agreement with certain purchasers, dated as of the date hereof (the “Purchase Agreement”), to sell shares of a series of Preferred Stock that are convertible into shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”).
NOW, THEREFORE, BE IT RESOLVED, that, as contemplated by the Purchase Agreement, a series of Preferred Stock with the designations, powers, preferences and rights and the qualifications, limitations and restrictions thereof, as provided herein is hereby authorized and established as follows:
Section 1.Designation of Name and Amount. This series of Preferred Stock is designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 43,300,000.
Section 2.Rank. The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:
(a)senior in preference and priority to all classes or series of Common Stock and special voting common stock, par value $0.0001 per share (the “Special Voting Common Stock”), and each other class or series of equity security of the Company, the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Fundamental Change (as defined below) (collectively with the Common Stock and Special Voting Common Stock, the “Junior Securities”);
(b)on parity, without preference and priority, with each other class or series of equity security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Fundamental Change (collectively, the “Parity Securities”); and
(c)junior in preference and priority to each other class or series of equity security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon a Fundamental Change (collectively, the “Senior Securities”).
Section 3.Dividends.
(a)The shares of Series A Preferred Stock shall accumulate cumulative dividends at a rate per annum equal to the Dividend Rate on the amount equal to the sum of (i) the Liquidation Preference plus (ii) all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends). Dividends on the Series A Preferred Stock shall be payable quarterly in arrears on November 13, February 13, May 13 and August 13 of each year (each, a “Dividend Payment Date”), beginning on November 13, 2024, at the Dividend Rate. Dividends shall accumulate on a daily basis from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the date of issuance of such shares of Series A Preferred Stock (whether or not (i) any of the Company’s agreements prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Company legally available for the payment of such dividends or (iii) the Company declares the payment of dividends), until the earlier of: (i) the date that the Company publicly reports that it has realized at least $87 million of free cash flow (representing cash used in operating activities plus cash used in investing activities) over a twelve month period; or (ii) August 13, 2028.
(b)Declared dividends on the Series A Preferred Stock will be payable solely in cash; provided, however, the Company may not make cash payments of declared dividends (i) that would violate the terms of the debt agreements listed in Schedule 3.9 of the Securities Purchase Agreement or (ii) without the prior written consent of Holders (as defined below) representing 70% of the shares of Series A Preferred Stock outstanding (the “Requisite Holders”). All cash payments to which Holders shall be entitled in connection with a declared dividend will be rounded to the nearest cent. Declared dividends shall be payable to the Holders as they appear on the Company’s stock register at the Close of Business on the relevant Dividend Record Date. Dividends payable on the Series A Preferred Stock for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 365-day year.
(c)In the event that the Company shall declare any other dividend or make any other distribution in cash or other property or assets of the Company to holders of Common Stock, then the Board shall declare, and the holder of each share of Series A Preferred Stock shall be entitled to receive, a dividend or distribution equal to that receivable by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date of such dividend or distribution to holders of Common Stock. Any such amount shall be paid to the holders of shares of Series A Preferred Stock (“Holders” and each, a “Holder”) at the same time such dividend or distribution is made to holders of Common Stock, and no dividends will be payable to holders of shares of Common Stock unless dividends are also paid at the same time in respect of the Series A Preferred Stock.
(d)If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.
(e)Accumulated dividends in respect of any preceding dividend periods may be paid on any date (whether or not such date is a Dividend Payment Date) when, as and if declared by the Board.
(f)Holders at the Close of Business on a Dividend Record Date shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for payment, the dividend payment on their respective shares of Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date or the Company’s default in the payment of the dividend due on such Dividend Payment Date; provided, however, that shares of Series A Preferred Stock with respect to which an Optional Conversion Date occurs during the period between the Close of Business on any Dividend Record Date and the Close of Business on the Business Day immediately preceding the corresponding Dividend Payment Date shall only be entitled to the dividends accrued and unpaid through the Optional Conversion Date.
(g)The Holders shall not be entitled to receive any dividends or other distributions except as provided herein.
Section 4.Optional Conversion.
(a)Optional Conversion Right. Each Holder will have the right to convert some or all of their Series A Preferred Stock (the “Optional Conversion Right”) at any time and from time to time into a number of shares of Common Stock per share of Series A Preferred Stock equal to (x) the Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends) divided by (y) the Optional Conversion Price.
(b)Optional Conversion Procedures. A Holder shall exercise its Optional Conversion Right by providing written notice to the Company of its intent to convert and the number of shares of Series A Preferred Stock to be converted (the “Optional Conversion Notice”), a form of which is attached hereto as Exhibit A. The Company shall fix the Optional Conversion Date in accordance with the terms of this Certificate of Designation. On or before the first (1st) Trading Day following the date of receipt of an Optional Conversion Notice, the Company shall transmit by email an acknowledgment of confirmation, in the form attached hereto as Exhibit B, of receipt of such Optional Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Optional Conversion Notice in accordance with the terms herein. The conversion of shares of Series A Preferred Stock will be deemed to have been effected at the close of business on the date of the delivery of the Optional Conversion Notice. At such time: (i) each Holder of Series A Preferred Stock immediately before the conversion will be deemed to have become the holder of record of the Conversion Shares represented thereby at such time; (ii) such shares of Series A Preferred Stock so converted will no longer be deemed to be outstanding, and all rights of a Holder with respect to such shares will immediately terminate except the right to receive the Conversion Shares pursuant to this Section 4.
(c)Conversion and Issuance Limitations.
(i)No Holder will be entitled to receive Conversion Shares or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in this Certificate of Designation, to the extent (but only to the extent) that such receipt would exceed such Holder’s pro rata portion of the 19.99% Cap or if such conversion would otherwise result in a “change of control” within the meaning of Nasdaq Listing Rule 5635(b) (the “Nasdaq Issuance Limitation”), unless the Company shall have obtained the Stockholder Approval, in which case the Nasdaq Issuance Limitation will no longer apply.
(ii)A Holder may notify the Company in writing (which may be by email to legal@sonder.com) in the event it elects to be subject to the provisions contained in this Section 4(c)(ii); however, no Holder shall be subject to this Section 4(c)(ii) unless he, she or it makes such election. Notwithstanding anything to the contrary set forth in the Certificate of Designation, if the election is made by a Holder, the Company shall not effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of its Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Optional Conversion Notice with respect to the Series A Preferred Stock, such Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with the Holders for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations of the SEC, including any “group” of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below) (such number of Conversion Shares in excess of the Beneficial Ownership Limitation, the “Excess Conversion Shares”). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to the Optional Conversion Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 4(c)(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC. For purposes of this Section 4(c)(ii), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company that is filed with the SEC or (iii) a more recent notice by the Company or the Transfer Agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written request of a Holder (which may be by email to legal@sonder.com), the Company shall, within three (3) Trading Days of such request, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including Series A Preferred Stock, by such Holder since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall be set at the discretion of any Holder that makes an election between 4.9% and 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to an Optional Conversion Notice (to the extent permitted pursuant to this Section 4(c)(ii)). By written notice to the Company, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.9% specified in such written notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder. The provisions of this Section 4(c)(ii) shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Series A Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Purchaser for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.
(d)Validity and Ranking of Conversion Shares. Any Conversion Shares shall be (i) duly authorized, validly issued and fully paid and nonassessable and (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time.
(e)Mechanics of Conversion.
(i)Delivery of Conversion Shares. On the Optional Conversion Date, the Company shall, or shall cause the Transfer Agent to, (1) provided that the Conversion Shares are not required to bear the Restricted Stock Legend pursuant to Section 4.8 of the Purchase Agreement, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Conversion Shares are required to bear the Restricted Stock Legend pursuant to Section 4.8 of the Purchase Agreement, issue and deliver to the Holder a book-entry statement evidencing the number of Conversion Shares being acquired upon the conversion.
(ii)Fractional Shares. No fractional shares of Common Stock will be issued upon the conversion of the Series A Preferred Stock, but in lieu thereof the Company will pay an amount of cash in respect of such fractional interest, if any, equal to such fractional interest multiplied by the then-effective Optional Conversion Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting and the aggregate number of Conversion Shares issuable upon such conversion.
(f)Transfer Taxes and Expenses. The issuance of certificates or book-entry statements for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance or similar taxes that may be payable in respect of the issue or delivery of such.
(g)Adjustment of Fixed Conversion Price.
(i)The Fixed Conversion Price shall be adjusted, without duplication, upon the occurrence of any of the following events:
(1)Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If the Company issues or sells, or in accordance with this Section 4(g)(i)(1) is deemed to have issued or sold, any shares of Common Stock (the “Subsequent Common Stock”) for consideration per share (the “New Issuance Price”) that is less than the Fixed Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Fixed Conversion Price and the New Issuance Price under this Section 4(g)(i)(1)), the following shall be applicable;
a.Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then all such shares of Common Stock issuable upon the exercise of such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this Section 4(g)(i)(1)(a), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such

Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities.
b.Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then all such shares of Common Stock issuable upon the conversion, exercise or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For purposes of this Section 4(g)(i)(1)(b), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price has been or is to be made pursuant to other provisions of this Section 4(g)(i)(1), except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.
c.Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Fixed Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 4(g)(i)(1)(c), if the terms of any Option or Convertible Security that was outstanding as of the First Closing Date (as defined in the Purchase Agreement) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 4(g)(i)(1)(c) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect above what it was prior to the original adjustment before giving effect to any such increase or decrease.
d.Calculation of Consideration Received. If any Option or Convertible Security is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (including, without limitation, any other Option or Convertible Security), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing) (x) such Option or Convertible Security (as applicable) will be deemed to have been issued for consideration equal to the fair market value thereof as determined in good faith by the Board and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received by the Company minus (II) the aggregate fair market value of all such Options and/or Convertible Securities (as applicable) so issued. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Requisite Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Requisite Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

e.Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).
(2)If the Company issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Company effects a share subdivision or share combination, the Fixed Conversion Price shall be adjusted based on the following formula:
        OCP1 = OCP0 ×     OS0
                 OS1

where,
OCP0	=	the Fixed Conversion Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;
OCP1	=	the Fixed Conversion Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be; and
OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share subdivision or share combination, as applicable.

Any adjustment made under this Section 4(g)(i)(2) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 4(g)(i)(2) is declared but not so paid or made, the Fixed Conversion Price shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Fixed Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.
The Company shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.
(3)If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 calendar days after the date of issuance thereof, to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Fixed Conversion Price shall be adjusted based on the following formula:
OCP1 = OCP0 ×         OS0 + Y
        OS0 + X

where,
OCP0	=	the Fixed Conversion Price in effect immediately prior to the Close of Business on the Record Date for such distribution;
OCP1	=	the Fixed Conversion Price in effect immediately after the Close of Business on the Record Date for such distribution;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.
Any adjustment made under this Section 4(g)(i)(3) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common

Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Fixed Conversion Price shall be readjusted, effective as of the date of such expiration, to the Fixed Conversion Price that would then be in effect had the adjustment with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such distribution of rights, options or warrants is not so paid or made, the Fixed Conversion Price shall be readjusted, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Fixed Conversion Price that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Fixed Conversion Price shall not be adjusted until the triggering events occur.
For purposes of this Section 4(g)(i)(3), in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board.
The Company shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury.
(4)If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (A) dividends, distributions, rights, warrants, options or other issuances as to which an adjustment was effected pursuant to Section 4(g)(i)(2) or Section 4(g)(i)(3), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series A Preferred Stock, and (C) Spin-Offs (as defined below) as to which the provisions set forth below in the last two paragraphs of this Section 4(g)(i)(4) shall apply, then the Fixed Conversion Price shall be adjusted based on the following formula:
OCP1 = OCP0 ×         SP0- FMV
     SP0

where,
OCP0	=	the Fixed Conversion Price in effect immediately prior to the Close of Business on the Record Date for such distribution;
OCP1	=	the Fixed Conversion Price in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV	=	the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of shares of the Company’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.
Any adjustment made under the portion of this Section 4(g)(i)(4) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so made, the Fixed Conversion Price shall be readjusted, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Fixed Conversion Price that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Company’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible immediately prior to the Close of Business on the Record Date for the distribution.
With respect to an adjustment pursuant to this Section 4(g)(i)(4) where there has been a payment of a dividend or other distribution on the Common Stock (and the Holders do not participate in such payment or other distribution) consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Fixed Conversion Price will be adjusted based on the following formula:
OCP1 = OCP0 ×     MP0
         FMV +MP0

where,
OCP0	=	the Fixed Conversion Price in effect immediately prior to the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

OCP1	=	the Fixed Conversion Price in effect immediately after the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and
MP0	=	the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Fixed Conversion Price under the preceding paragraph shall become effective at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Fixed Conversion Price in respect of any conversion during the ten (10) Trading Days following, and including, the Ex-Date of any Spin-Off, references to “ten (10) consecutive Trading Days” within the portion of this Section 4(g)(i)(4) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.
(5)If the Company makes a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Fixed Conversion Price shall be adjusted based on the following formula:
OCP1 = OCP0 +     SP1 × OS0
         AC + (SP1 × OS1)

where,
OCP0	=	the Fixed Conversion Price in effect immediately prior to the Close of Business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;
OCP1	=	the Fixed Conversion Price in effect immediately after the Close of Business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any adjustment made under this Section 4(g)(i)(5) shall become effective at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Fixed Conversion Price in respect of any conversion during the ten (10) Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “ten (10) consecutive Trading Days” within this Section 4(g)(i)(5) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Optional Conversion Date.
In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Fixed Conversion Price shall be readjusted to be such Fixed Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.
(6)All calculations and other determinations under this Section 4(g)(i) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. No adjustment to the Fixed Conversion Price shall be made if it results in a Fixed Conversion Price that is less than the par value (if any) of the Common Stock. The Company shall not take any action that would result in the Fixed Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designation and without giving effect to the previous sentence. In addition, the Company will not adjust the Fixed Conversion Price upward (other than in the case of (A) a share combination pursuant to clause (2) above or (B) an expiration or termination of, or failure to distribute, any rights, options or warrants pursuant to the third-to-last paragraph of clause (3) above).

(7)In addition to those adjustments required by clauses (1), (2), (3), (4), and (5) of this Section 4(g)(i), and to the extent permitted by applicable law and subject to the applicable rules of Nasdaq, the Company, from time to time, may reduce the Fixed Conversion Price by any amount for a period of at least twenty Business Days or any longer period permitted or required by law, so long as the reduction is irrevocable during that period and the Board determines that such reduction would be in the Company’s best interest. Whenever the Fixed Conversion Price is reduced pursuant to the preceding sentence, the Company shall send to each Holder at its last address appearing on the stock register of the Company a notice of the reduction at least 15 calendar days prior to the date the reduced Fixed Conversion Price takes effect, and such notice shall state the reduced Fixed Conversion Price and the period during which it will be in effect.
(8)Notwithstanding the foregoing in this Section 4(g)(i), the Fixed Conversion Price shall not be adjusted for:
a.the issuance of Common Stock pursuant to any present or future employee benefit plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any employee benefit plan;
b.the issuance of Common Stock, options, restricted stock, restricted stock units, stock appreciation rights, or rights to purchase shares, performance units or any other equity incentive instruments or awards pursuant to any present or future employee, director, trustee, advisor or consultant pursuant to a benefit plan, agreement or arrangement or program of the Company or any of its Subsidiaries that is approved by the Board;
c.the issuance of Common Stock pursuant to any option, warrant, right, obligation or exercisable, exchangeable or convertible security outstanding as of the date hereof;
d.a change in the par value of Common Stock;
e.accumulated and unpaid dividends or distributions;
f.the issuance of Common Stock, options, warrants, convertible securities or any other securities or rights to a vendor, supplier, franchisor, licensor or commercial partner; and
g.to banks, equipment lessors or other financial institutions or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction (including any surety or other institution providing security in connection therewith) approved by the Board.
(ii)Except as described in Section 4(g)(i), the Company will not adjust the Fixed Conversion Price.

(iii)The anti-dilution provisions described in Section 4(g)(i) may be waived by the affirmative vote of the Holders (acting together as a class) of at least a majority of the then outstanding shares of Series A Preferred Stock.
(h)Notwithstanding Section 4(g)(i)(3) and Section 4(g)(i)(4), if the Company has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series A Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Series A Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Series A Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Fixed Conversion Price will be adjusted at the time of separation as if the Company had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 4(g)(i)(4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive upon conversion of shares of Series A Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Fixed Conversion Price will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock as described in Section 4(g)(i)(4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Fixed Conversion Price.
(i)Upon any adjustment in the Fixed Conversion Price, the Company shall within two (2) Trading Days, deliver to each Holder a certificate signed by an Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the adjusted Fixed Conversion Price then in effect following such adjustment.
(j)In the case of a Fundamental Change, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock into which the Series A Preferred Stock would be convertible immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). The Company shall amend its Certificate of Incorporation to effect this change, if applicable. In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference

Property into which shares of Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 4(j). Notwithstanding Section 4(g)(i), no adjustment to the Fixed Conversion Price shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.
The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 4. The provisions of this Section 4(j) shall apply to successive Reorganization Events.
None of the foregoing provisions of this Section 4(j) shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Common Stock as set forth in Section 4(a) prior to the effective time of such Reorganization Event.
In this Certificate of Designation, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.
(k)The Company shall at all times reserve and keep available solely for the purpose of issuance upon the conversion of shares of Series A Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock (including the maximum number of shares of Common Stock deliverable upon conversion during a Fundamental Change Conversion Period), and shall take all action required to increase the authorized but unissued number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock, including without limitation engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.
Section 5.Fundamental Change.
(a)If a Fundamental Change is proposed to occur, the Company shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each Holder not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Company shall give each Holder prompt written notice of any material change in the terms or timing of such transaction.
(b)Any Holder may require the Company to redeem all or any portion of their shares of Series A Preferred Stock owned by such Holder (a “Redeeming Holder”) at a price per share equal to the greater of (i) the Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends) or (ii) the amount that such Holder would have received in the Fundamental Change on an as-converted basis (a “Fundamental Change Redemption”).
(c)Upon the occurrence of a Fundamental Change, a Redeeming Holder may elect a Fundamental Change Redemption by giving written notice to the Company of such election (a “Fundamental Change Notice”), a form of which is attached hereto as Exhibit C, prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Company (the “Fundamental Change Conversion Period”). The Company shall give prompt written notice of such Fundamental Change Notice to all other Holders (but in any event within five days prior to the consummation of the Fundamental Change), and each such Holder shall have until two days after the receipt of such notice to request a Fundamental Change Redemption (by giving a Fundamental Change Notice to the Company) of all or any portion of their shares of Series A Preferred Stock. Upon receipt of such election(s), the Company shall be obligated to redeem the aggregate number of shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any Holder may rescind their Fundamental Change Notice by delivering written notice thereof to the Company prior to the consummation of the Fundamental Change.
(d)In the event the assets of the Company available for distribution upon any Fundamental Change, whether voluntary or involuntary, are insufficient to pay in full all amounts to which the Series A Preferred Stock are entitled pursuant to this Section 5, no such distribution will be made on account of any shares of Parity Securities upon such Fundamental Change unless proportionate distributable amounts are paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which the Series A Preferred Stock and any Parity Securities are entitled upon such Fundamental Change, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends, if any, to which each series is entitled.
(e)The amount deemed paid or distributed to the holders of capital stock of the Company upon any Fundamental Change shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity; provided, that the value of any such non-cash property, rights or securities shall be determined in good faith by the Board of Directors of the Company.
(f)After the payment to the holders of the Series A Preferred Stock of the full preferential amounts provided for in this Section 5, the Series A Preferred Stock have no right or claim to any of the remaining assets of the Company.
Section 6.Voting Rights and Power. Except as set forth in Section 7 below or as otherwise required by the DGCL:

(a)Until the Company has obtained the requisite Stockholder Approval, the Series A Preferred Stock will not have any right to vote together with the Common Stock and Special Voting Common Stock on any matters.
(b)After the Company has obtained the requisite Stockholder Approval, the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock and Special Voting Common Stock as a single class, on an as-converted basis with a number of votes per share equal to (x) the Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends) divided by (y) $1.47 (as adjusted for any stock dividends, splits, combinations or other similar events on the Common Stock or the Series A Preferred Stock); provided, that the Series A Preferred Stock will not have the right to vote to the extent that they are convertible into Excess Conversion Shares.
In all cases where the holders of Series A Preferred Stock have the right to vote separately as a class as provided by Section 7 below or otherwise by the DGCL, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder.
Section 7.Protective Provisions. So long as shares of the Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval of the Requisite Holders:
(a)alter, change, modify or amend (x) the terms of the Series A Preferred Stock in any way or (y) the terms of any other capital stock of the Company so as to affect adversely the Series A Preferred Stock;
(b)create, or authorize the creation of, any Senior Securities or Parity Securities to the Series A Preferred Stock as to dividend, redemption or distribution of assets upon Fundamental Change;
(c)increase or decrease the authorized number of shares of Series A Preferred Stock;
(d)except in connection with obtaining the Stockholder Approval, increase the authorized number of shares of Common Stock prior to July 1, 2025;
(e)prior to July 1, 2025, issue more than 1.5 million shares of Common Stock, except for issuances of Common Stock as set forth in Section 4(g)(8)(a)-(c).
(f)issue any Parity Securities or Senior Securities; or
(g)issue any Series A Preferred Stock except pursuant to the terms of the Purchase Agreement.
Section 8.Transfer Restrictions. The shares of Series A Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws. The Series A Preferred Stock will have the benefit of registration rights under the Purchase Agreement.
Section 9.Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series A Preferred Stock above the Optional Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock and (iii) shall, so long as any shares of Series A Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).
Section 10.Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.
Section 11.Certain Definitions.
The following terms have the respective meanings below:
“19.99% Cap” means 19.99% of the number of shares of Common Stock outstanding on the date hereof.
“Board” has the meaning assigned to it in the introductory paragraph.
“Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that, “Capital Stock” shall not include any convertible or exchangeable debt securities which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock.
“Certificate of Designation” shall mean this certificate of the designations, powers, preferences and rights of the Series A Preferred Stock.
“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.
“Close of Business” shall mean 5:00 p.m., New York City time.
“Closing Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
“Common Stock” has the meaning assigned to it in the recitals.
“Company” has the meaning assigned to it in the introductory paragraph.
“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.
“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.
“DGCL” has the meaning assigned to it in the introductory paragraph.
“Dividend Payment Date” has the meaning assigned to it in Section 3(a).
“Dividend Rate” shall mean (a) fifteen percent (15.00%) from the date hereof through August 13, 2025, (b) ten percent (10.00%) from August 14, 2025 through August 13, 2027, and (c) five percent (5.00%) from August 14, 2027 through August 13, 2028.

“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the October 29, January 29, April 29, and July 29, as the case may be, immediately preceding such Dividend Payment Date.

“Effective Date” shall mean the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or share combination, as applicable.
“Ex-Date,” when used with respect to any issuance, dividend or distribution, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“Exchange Act” has the meaning assigned to it in Section 4(c)(ii).
“Expiration Date” has the meaning ascribed to it in Section 4(g)(i)(5).
“Fixed Conversion Price” shall mean $1.00 per share, as adjusted for any stock dividends, splits, combinations or other similar events on the Common Stock or the Series A Preferred Stock.
“Fundamental Change” shall mean (a) any sale or transfer of more than 50% of the assets of the Company and its subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) the consummation of any sale, lease, or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, (c) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange, combination, reclassification or recapitalization of the Company pursuant to which the persons that directly or indirectly beneficially owned all classes of the Company’s common equity immediately before such transaction directly or indirectly beneficially own, immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, will be deemed not to be a Fundamental Change; (d) the adoption of a plan relating to the liquidation or dissolution of the Company and (e) the Company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for it, or has taken any action for the purpose of effecting, in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Fundamental Change Notice” has the meaning assigned to it in Section 5(c).
“Fundamental Change Redemption” has the meaning assigned to it in Section 5(b).
“Holders” and “Holder” have the meaning assigned to them in Section 3(c).
“Junior Securities” has the meaning assigned to it in Section 2(a).
“Liquidation Preference” shall mean the original issue price of $1.00 per share of Series A Preferred Stock, as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock.
“Nasdaq Issuance Limitation” has the meaning assigned to in in Section 4(c)(ii).
“Officer” shall mean the Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.
“Open of Business” shall mean 9:00 a.m., New York City time.
“Optional Conversion Date” shall mean on or before the first (1st) Trading Day following the delivery of an Optional Conversion Notice by a Holder.
“Optional Conversion Notice” has the meaning assigned to it in Section 4(b).
“Optional Conversion Price” shall mean the lower of (i) the Fixed Conversion Price and (ii) a ten percent (10%) discount to the lowest daily VWAP of the Common Stock on the principal trading market therefor in the seven (7) trading days prior to the date of delivery of an Optional Conversion Notice; provided that the Optional Conversion Price shall not be less than $0.50, as adjusted for any stock dividends, splits, combinations or other similar events on the Common Stock or the Series A Preferred Stock.
“Optional Conversion Right” has the meaning assigned to it in Section 4(a).
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
“Parity Securities” has the meaning assigned to it in Section 2(b).
“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
“Preferred Stock” has the meaning assigned to it in the recitals.
“Purchase Agreement” has the meaning assigned to it in the recitals.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).
“Redeeming Holder” has the meaning assigned to it in Section 5(b).
“Reorganization Event” has the meaning ascribed to it in Section 4(g)(vi).
“Reference Property” has the meaning ascribed to it in Section 4(g)(vi).
“Restricted Stock Legend” shall mean a legend to the following effect:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”
“Requisite Holders” has the meaning assigned to it in Section 3(b).
“Securities Act” has the meaning assigned to it in Section 8.
“Senior Securities” has the meaning assigned to it in Section 2(c).
“Series A Preferred Stock” has the meaning assigned to it in Section 1.
“Special Voting Common Stock” has the meaning assigned to it in Section 2(a).
“Spin-Off” shall have the meaning specified in Section 4(g)(i)(4).
“Stockholder Approval” shall mean stockholder approval of (i) the proposal to amend the Certificate of Incorporation to increase the amount of authorized shares of Common Stock and (ii) the proposal to issue Common Stock upon conversion of the Series A Preferred Stock for purposes of Rule 5635 of the Nasdaq Listing Rules.
“Subsequent Common Stock” has the meaning ascribed to it in Section 4(g)(i)(1).
“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Trading Day” shall mean a day during which trading in the Common Stock generally occurs on Nasdaq or, if the Common Stock is not listed on Nasdaq, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Trading Day” shall mean a Business Day.
“Transfer Agent” shall mean Computershare Inc., the Company’s transfer agent.
“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function set to “weighted average” or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and such Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.
[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed this 13th day of August, 2024.
                        SONDER HOLDINGS INC.

By: /s/ Francis Davidson
Name: Francis Davidson
Title: Chief Executive Officer
[Signature Page to Series A Certificate of Designation]

EXHIBIT A
OPTIONAL CONVERSION NOTICE
Sonder Holdings Inc.
Series A Convertible Preferred Stock
Subject to the terms of the Certificate of Designation, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Series A Preferred Stock identified below directs the Company to convert (check one):
☐    all of the shares of Series A Preferred Stock
☐    __________________1* shares of Convertible Preferred Stock
Conversion Price:_________________________________________________________
Number of shares of Common Stock to be issued:
Date:
        (Legal Name of Holder)
Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address: _________________________________________
Telephone Number: ________________________________
Facsimile Number:

Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):

        By:
    Name:
    Title:

* Must be a whole number.
A-1

EXHIBIT B

ACKNOWLEDGMENT
The Company hereby acknowledges this Optional Conversion Notice and hereby directs [                                ] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated __________, 2024 from the Company and acknowledged and agreed to by [                              ].
SONDER HOLDINGS INC.

By:
Name:
Title:

B-1

EXHIBIT C
FUNDAMENTAL CHANGE REPURCHASE NOTICE
Sonder Holdings Inc.
Series A Convertible Preferred Stock
Subject to the terms of the Certificate of Designation, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Convertible Preferred Stock identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):
☐    all of the shares of Convertible Preferred Stock
☐    __________________* shares of Convertible Preferred Stock
The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Transfer Agent before the Fundamental Change Repurchase Price will be paid.
Date:
        (Legal Name of Holder)
        By:
    Name:
    Title:
___________________________
* Must be a whole number.

C-1